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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of NaPro BioTherapeutics, Inc. for the registration of 6,500,000 shares of its common stock and 1,000,000 shares of its preferred stock and to the incorporation by reference therein of our report dated February 21, 2003, with respect to the consolidated financial statements of NaPro BioTherapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Denver, Colorado
August 8, 2003

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Consent of Independent Auditors